UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2010

GigOptix, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	333-153362	26-2439072
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2300 Geng Road, Suite 250, Palo Alto, CA	94303
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 424-1937

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

On April 23, 2010, GigOptix, Inc. (the “Company”) and its wholly-owned subsidiary, ChipX, Incorporated (together with the Company, the “Borrowers”) entered into a loan and security agreement (the “Loan Agreement”) with Silicon Valley Bank (“SVB”). Pursuant to the Loan Agreement, the Borrowers are entitled to borrow from SVB up to $3 million, based on net eligible accounts receivable after an 80% advance rate and subject to limits based on the Borrowers’ eligible accounts as determined by SVB (the “Revolving Loan”). Interest on extensions of credit under the Revolving Loan is equal to the prime rate of SVB, which is currently 4.0% per annum, plus 1.50% per annum (the “Applicable Rate”). In addition, a monthly collateral handling fee of 0.30% per each gross financed account receivable shall apply (“Collateral Handing Fee”). Notwithstanding the foregoing, if the Company achieves certain quarterly financial performance targets as stated in the Loan Agreement, the Applicable Rate and the Collateral Handling Fee shall be reduced to the prime rate of SVB plus 1.0% per annum and 0.20% respectively. The Revolving Loan will be used by the Borrowers to replace their revolving accounts receivable credit line with Bridge Bank which the Company disclosed in its Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on November 16, 2009. With the initial funding by SVB of the Revolving Loan, the Company is terminating its loan and security agreement with Bridge Bank as having been fully performed by the Borrowers.

Pursuant to the Loan Agreement, SVB also is making available a term loan (the “Term Loan”) in an amount up to $400,000, subject to the satisfaction of terms and conditions of the Loan Agreement, which can be drawn down one time for the purpose of refinancing the Borrowers’ outstanding obligations to Agility Capital (the Company previously disclosed these obligations to Agility Capital on its Current Report on Form 8-K filed with the SEC on February 4, 2010). The Term Loan is repayable in eighteen equal monthly installments and interest is fixed at a rate per annum equal to 9.00%. With the funding by SVB of the Term Loan, the Company is terminating its loan agreement with Agility Capital as having been fully performed by the Borrowers.

The Loan Agreement is secured by all personal property of the Borrowers, including all accounts, equipment, inventory, receivables, and general intangibles.

The Loan Agreement includes customary representations and warranties for agreements of this type. In addition, the Loan Agreement contains a number of restrictive covenants that will impose significant operating and financial restrictions on the Company’s operations, including, but not limited to its ability to:

•  Merge or consolidate, or permit any of its subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its subsidiaries to acquire, all or substantially all of the capital stock or property of another person;

•  Create, incur, assume or be liable for any indebtedness, other than certain indebtedness permitted under the Loan Agreement; and

•  Pay any dividends or make any distribution or payment on, or redeem, retire or repurchase, any capital stock.

In addition, the Company is required to provide to SVB evidence that (i) the Company has received commitments from investors for a new equity investment in the Company in which the Company will receive at least $4,000,000 (the “Equity Investment”) and (ii) that the Equity Investment has occurred not later than August 15, 2010, with such covenants to be waived if the Company’s EBITDA is greater than zero for the quarter ending July 4, 2010.

The Loan Agreement also contains events of default customary for credit facilities of this type, including, among other things, nonpayment of principal or interest when due. The Loan Agreement will expire on April 23, 2012.

In connection with the Loan Agreement, the Company granted SVB (i) a warrant to purchase 125,000 shares of the Company’s common stock at an exercise price equal to $4.00 per share and (ii) a warrant to purchase up to 100,000 shares which shall vest 15,000 shares a month incrementally beginning September 1, 2010 (but with the last monthly incremental vesting amount being 10,000 shares) at an exercise price equal to the closing market price on each date of vesting; however, in the event that either an Equity Investment has closed or the Company has been EBITDA positive for the preceding three months, then vesting shall cease, and all unvested shares shall lapse. Together, these two warrants are referred to as the “Warrants”. The Warrants include anti-dilution provisions and “piggy-back” registration rights permitting registration in a future public offering by the Company. The Warrants may either be (i) converted, on a cashless, net settlement basis, based on the fair market value as determined pursuant to the terms of the Warrants, or (ii) exercised by delivering a duly executed notice of exercise. The Warrants have a term of seven years.

The descriptions of the Loan Agreement and the Warrants are qualified by reference to the text of the agreements, which are attached to this report and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

4.1	Form of Warrant to the Loan and Security Agreement for 125,000 shares, dated April 23, 2010 between GigOptix, Inc., ChipX, Incorporated and Silicon Valley Bank.

4.2	Form of Warrant to the Loan and Security Agreement for up to 100,000 shares, dated April 23, 2010 between GigOptix, Inc., ChipX, Incorporated and Silicon Valley Bank.

10.1	Loan and Security Agreement, dated April 23, 2010 between GigOptix, Inc., ChipX, Incorporated and Silicon Valley Bank.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

GIGOPTIX, INC.

By:	/s/ AVI KATz
Avi Katz
Chief Executive Officer

Date: April 28, 2010